UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

July 30, 2007

Date of Report (Date of earliest event reported)

Commission File No. 0-14225

EXAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-1741481
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

48720 Kato Road, Fremont, CA 94538

(Address of principal executive offices, Zip Code)

(510) 668-7000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2007, John Herzing, Vice President of World Wide Sales of Exar Corporation (the “Company”), resigned from such position with the Company effective immediately. In connection with his resignation, the Company entered into a separation agreement with Mr. Herzing (the “Separation Agreement”) on July 30, 2007, which will be effective as of July 31, 2007 (the “Effective Date”), provided Mr. Herzing does not revoke the Separation Agreement before that date.

The Separation Agreement provides that on the first business day following the Effective Date, the Company will pay Mr. Herzing a lump sum of $55,385 subject to any applicable withholding taxes, which is approximately twelve weeks of his most recent annual base salary. The Company will also pay COBRA benefits from August 1, 2007 to October 31, 2007 for medical, dental and vision coverage for Mr. Herzing and his eligible dependents. Among other things, the Separation Agreement also provides for a full and general release by Mr. Herzing in favor of the Company, and Mr. Herzing’s agreement to certain confidentiality, non-competition, non-solicitation, non-disclosure and non-disparagement obligations.

The foregoing summary of the material terms of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Separation Agreement between Exar Corporation and John Herzing, dated as of July 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2007

EXAR CORPORATION

By:	/s/ Richard L. Leza
Name:	Richard L. Leza
Title:	Chairman of the Board and Chief Executive Officer and President (Interim)

EXHIBIT INDEX

Exhibit No.	Description
10.1	Separation Agreement between Exar Corporation and John Herzing, dated as of July 30, 2007.